EXHIBIT 10.9

INDEPENDENT CONCTRACTOR AGREEMENT

This AGREEMENT (the "Agreement") dated April 2, 2013 (the "Effective Date"), is entered into by and between Seafarer Exploration Corp. ("Seafarer") with its chief executive offices located at 14497 North Dale Mabry Highway, Suite 209N, Tampa, Florida, 33618 and John de Bry and Historical Research International, LLC ("Independent Contractor") with a current mailing address of 382 Aquarina Blvd. Melbourne Beach, FL 32951.

Whereas, Independent Contractor has been providing services to Seafarer as an independent contractor since January of 2013 without a written agreement; and

Whereas, Both Seafarer and Independent Contractor desire to enter into a written agreement regarding their business relationship.

Now, Therefore, in consideration of the premises and mutual covenants hereinafter set forth and other good and valuable consideration, Seafarer and Independent Contractor hereby agree as follows:

1.	Term. The term ("Term") of this Agreement shall commence on the Effective Date and expire when mutually agreed to or by termination.

2.
Retroactively Binding Provisions. Independent Contractor acknowledges that all of the provisions of this Agreement are retroactively binding as of the first day that he performed any Services for Seafarer.

3.	Representations of Independent Contractor. Independent Contractor hereby represents and warrants that the following statements are true:

a)	Independent Contractor is a certified diver and possesses specialized knowledge and experience with historic shipwrecks, conservation, and research; and

b)	Independent Contractor is experienced with identifying historic artifacts.

4.
Services. Independent Contractor will perform the services of researching historic wreck sites, identifying artifacts, consulting Seafarer in proper guidelines and work ethics for exploring shipwrecks and recovering artifacts, teaching classes, and perform any other services that are reasonably requested by Seafarer which do not violate a code of ethics by either party (the "Services"). Independent Contractor may provide Services to other business and/or companies at any time during this agreement with Seafarer. Independent Contractor will report directly to the CEO of Seafarer and to any other party designated by the CEO in connection with the performance of the Services. Seafarer may at its option terminate this Agreement at any time if it considers the conduct or services of Independent Contractor to be in any way unsatisfactory, unethical or illegal. Independent Contractor agrees to provide all equipment and accessories necessary for the performance of the Services. Independent Contractor acknowledges and agrees that he is not an employee of Seafarer and that his status during the performance of this Agreement is as an independent contractor. Furthermore, at all times prior to the Effective Date of this Agreement Independent Contractor provided services to Seafarer as an independent contractor. Independent Contractor agrees to perform the Services with reasonable care and diligence and in strict compliance with applicable local, state and federal laws, rules, and regulations. Independent Contractor agrees to indemnify and forever hold harmless Seafarer against any expense, costs or payments of any kind, including court costs and attorney fees, which Seafarer or its insurers may be compelled to make or expend, or shall become liable for, by reason of any claims, demands that may at any time be made or brought against Seafarer by any person, governmental agency, firm or corporation because of the conduct, negligence, and/or errors and omissions of Independent Contractor including the performance by Independent Contractor of the Services described under this Agreement.

INDEPENDENT CONCTRACTOR AGREEMENT

5.
Consideration. In consideration for the Services to be provided by Independent Contractor, Seafarer agrees to pay Independent Contractor $3,500 per month in the form of restricted common stock at a discount of 50 percent plus a sign on fee of 2,000,000 (two million) restricted common shares (the "Fee"). Should the price of the common stock ever drop below 0.005 cents per share, a new agreement will need to be entered into and this agreement will cease. In general the Fee will be paid in monthly increments; however Seafarer reserves the right to pay the Fee in any increments that it deems appropriate. Independent Contractor will provide a monthly invoice to Seafarer. Seafarer may also pay Independent Contractor, in its sole discretion, additional consideration or bonuses in the form of shares of stock, artifacts or other items of value (the "Bonus Compensation"). The Bonus Compensation paid, if any, will be paid solely based on the discretion of Seafarer and is not guaranteed. Seafarer is under no obligation to pay Independent Contractor any Bonus Compensation.

6.
Compliance with Archaeological Guidelines. Independent Contractor has been provided with a copy of the archaeological guidelines for the State of Florida. Independent Contractor agrees to comply with the archaeological guidelines at all times while performing the Services.

7.
Compliance with Environmental Permits. Independent Contractor acknowledges that Seafarer is required to adhere to the conditions contained in Florida Department of Environmental Protection Environmental Resource Permit No. 50-0138662-004 and Department of the Army/Corp. of Engineers Permit No. SAJ-2008-6185 (LP-MJW). Independent Contractor acknowledges that he has been provided with a copy of both of these permits. Independent Contractor agrees that he will become familiar with the conditions of the permits described above and will abide by all of the conditions contained in the permits while performing the Services. Independent Contractor will also abide by any other environmental permits that Seafarer obtains or is party to in the future. Independent Contractor further agrees to proceed using good judgment and extreme caution while performing the Services so as to not cause any environmental harm and to avoid any injury to all reefs, reef-like structures, turtles, turtle nests, manatees, sea grasses, etc. Independent Contractor acknowledges that the liability for any damage done to the environment arising from his actions will be the sole responsibility of Independent Contractor and not that of Seafarer.

8.
Expenses. Seafarer shall reimburse Independent Contractor for all pre-approved, reasonable out-of-pocket expenses incurred in connection with the performance of the Services. Seafarer must approve all reimbursable expenses in advance in writing. Notwithstanding the foregoing, expenses for the time spent by Independent Contractor in traveling to and from Seafarer facilities shall not be reimbursable.

9.
Insurance. Independent Contractor warrants and represents that lie will provide his own insurance to cover claims of injury or death to himself or any other person or property wh.1 he is performing the Services for Seafarer.

INDEPENDENT CONCTRACTOR AGREEMENT

10.
Ownership of Media Rights. Independent Contractor agrees that all ancillary media rights, including but not limited to: publicity, movies, video, television, literary, and replica rights with respect to the discovery of any items from the Shipwreck Site are exclusively the property of Seafarer.

11.
Non-Circumvention. Independent Contractor agrees that all third parties introduced by Seafarer represent significant efforts and working relationships that are unique to, and part of, the work product and intellectual capital of Seafarer. Therefore, without the prior specific written consent of Seafarer, Independent Contractor agrees to refrain from conducting direct or indirect business dealings of any kind with any third party so introduced by Seafarer, with the exception of third parties with which Independent Contractor has previously had a formal business relationship, for a period of five (5) years from Effective Date of this Agreement.

12.	Confidentiality and Non-Disclosure.

a)
Independent Contractor acknowledges that he understands that Seafarer is a publicly traded Company. Independent Contractor has received or may receive in the future material non-public information regarding Seafarer. Independent Contractor agrees that he will hold in strict confidence and not disclose to any third parties any material non-public information received from Seafarer, except as approved in writing by the CEO of Seafarer. Independent Contractor additionally agrees that he will use the non-public information that he receives from Seafarer for lawful purposes only and he will not directly or indirectly violate any insider trading laws.

b)
Independent Contractor shall treat as confidential and will not ever disclose, directly or indirectly, under any circumstances to any third party any information that he becomes aware of during his business relationship with Seafarer pertaining to but not limited to any and all of Seafarer's financial information, bank account information, access codes, investors, shareholder lists, shipwreck site(s), treasure maps, artifact locations, proprietary data, intellectual properties, agreements, capabilities, specifications, business strategies, information regarding existing and future technical, business and marketing plans and product strategies, passwords, and the identity of actual and potential customers and suppliers (hereinafter collectively referred to as "Confidential Information"). Confidential Information may be written, e-mail, hard copies of documents, oral, recorded, or contained on tape or on other electronic or mechanical media.

c)
Independent Contractor represents and warrants that he will not disclose any Confidential Information whatsoever to any third party. Independent Contractor will be deemed to have been in a fiduciary relationship of confidence with respect to the Confidential Information disclosed to by Seafarer, and Independent Contractor shall hold the Confidential Information in strict confidence and will never disclose such Confidential Information to any third party or use it for any purpose other than as specifically authorized by Seafarer in writing. No copies of the Confidential Information shall be retained by Independent Contractor and Seafarer shall be deemed to be the owner of all Confidential Information.

d)
Independent Contractor will not directly or indirectly communicate or post, or cause any third party to communicate or post, in any public forum including but not limited to print media, radio, television, or Internet websites any of the Confidential Information or any derogatory, negative or defamatory comments about Seafarer or any of Seafarer's past or present officers or directors. In the event that Independent Contractor breaches any provision of Paragraph 11 then Seafarer shall have the right to an immediate injunction and Independent Contractor agrees that he would be guilty of causing significant damages to Seafarer.

INDEPENDENT CONCTRACTOR AGREEMENT

e)
Independent Contractor specifically acknowledges that the unauthorized disclosure, use or disposition of such Confidential Information could cause irreparable harm and significant injury to Seafarer's business, which may be difficult to ascertain. Accordingly, Seafarer shall have the right to an immediate injunction in the event of any breach of this Agreement involving confidentiality, in addition to any other remedies that may be available to Seafarer at law or in equity.

f)
Independent Contractor shall indemnify and hold Seafarer completely harmless against any and all liability, actions, claims, demands, liens, losses, damages, judgments and expenses, including reasonable attorneys' fees that may arise from the unauthorized disclosure or use of Confidential Information by Independent Contractor.

13.
Voluntary Assumption of Risk. Independent Contractor acknowledges that the Services he is required to perform under this Agreement include inherent dangers, including the risk of serious bodily injury and/or death. Independent Contractor understands and assumes and accepts all risks associated with the performance of the Services and Independent Contractor and his heirs, executors, administrators or personal representatives hereby forever releases Seafarer from any liability whatsoever related to the performance of the Services.

14.
General Release and Waiver of Claims by Independent Contractor. Independent Contractor does hereby remise, release, and forever discharge Seafarer, Seafarer's agents, officers, directors, contractors, advisors, affiliates, employees, legal counsel, assigns, administrators, and personal representatives, of and from all, and all manner of, actions, causes of action, suits, proceedings, debts, dues, contracts, judgments, damages, claims, and demands whatsoever in law or equity, which Independent Contractor ever had, now has, or which Independent Contractor or Independent Contractor's heirs, executors, administrators or personal representatives hereafter can, shall, or may have for or by reason of any matter, cause, or thing whatsoever arising out of this Agreement; or in any way arising out of the performance of the Services by Independent Contractor.

15.
No Inducement. No promise or inducement which is not herein expressed has been made to Independent Contractor by Seafarer or any representative of Seafarer, and Independent Contractor acknowledges that he has executed this Agreement of his own free will and accord.

16.
Right to Injunction. The parties hereto acknowledge that the services to be rendered by Independent Contractor under this Agreement and the rights and privileges granted to the Seafarer under the Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by Independent Contractor of any of the provisions of this Agreement will cause Seafarer irreparable injury and damage. Independent Contractor expressly agrees that Seafarer shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by Independent Contractor. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that Seafarer may have for damages or otherwise. The various rights and remedies of Seafarer under this Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

INDEPENDENT CONCTRACTOR AGREEMENT

17.
Construction of Agreement. The parties hereto agree that in construing the terms of this Agreement, it shall be construed as if prepared by an independent third party. This Agreement shall not be construed against any Party by reason of the drafting or preparation hereof.

18.
Termination. Seafarer may terminate this Agreement at any time by providing two working days' written or verbal notice to Independent Contractor. In addition, if Independent Contractor fails or refuses to comply with the written policies or reasonable directive of Seafarer, is guilty of serious misconduct in connection with performance hereunder, or materially breaches provisions of this Agreement, then Seafarer may at any time terminate the engagement of Independent Contractor immediately and without prior written notice to Independent Contractor.

19.	Assignment. Independent Contractor may not transfer, assign, encumber or convey this agreement to any third party without the prior written consent of Seafarer. Seafarer may assign this Agreement.

20.
Authority. Independent Contractor shall not have any right, power, or authority to create any obligation, express or implied, or make any representations on behalf of Seafarer except as Independent Contractor may be expressly authorized by Seafarer in advance in a writing by Seafarer and then only to the extent of such authorization.

21.
Independent Contractor Status. This Agreement shall not render Independent Contractor an employee, partner, agent of, or joint venture partner with Seafarer for any purpose. Independent Contractor has been providing services to Seafarer as an independent contractor prior to the Effective Date of this Agreement and Independent Contractor will continue to provide services to Seafarer as an independent contractor during the Term of this Agreement. Seafarer shall not be responsible for withholding taxes with respect to Independent Contractor's compensation hereunder and Independent Contractor will be solely responsible for any and all local, state and/or federal tax obligations. Independent Contractor agrees to hold Seafarer harmless for any expenses, liabilities or obligations of any type concerning taxes or insurance. Independent Contractor shall have no claim against Seafarer hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker's compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. In his capacity as an independent contractor, Independent Contractor, will exclusively control and direct his own time and choose which days and specific hours that he performs Services for Seafarer and he has the sole right to control and direct the means, manner, and method by which he renders the Services to Seafarer. Independent Contractor acknowledges that he has never been an employee of Seafarer and Independent Contractor also specifically acknowledges that he has provided services to Seafarer on an independent contractor basis at all times during his relationship with Seafarer, including prior to the Effective Date of this Agreement.

22.
Notices. Any notices required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person at the address of such Party set forth above or to such other address, as the Party shall have furnished in writing to the other Party.

INDEPENDENT CONCTRACTOR AGREEMENT

23.
No Waiver. A waiver by either party of any breach of this Agreement by the other party shall not be construed as a waiver of any such subsequent breach by such party of the same or any other provisions of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

24.
Partial Invalidity. If any portion of this Agreement shall be held invalid or void, the remainder of this Agreement shall not be affected but such portion shall be deemed modified to the extent necessary to render such provision enforceable under the law, and this Agreement shall remain valid and enforceable as so modified. In the event that the provision may not be modified in such a way as to make it enforceable, the Agreement shall be construed as if the portion so invalidated was not part of this Agreement.

25.	Headings. The headings used in this Agreement are for reference purposes only and shall not be deemed a substantive part of this Agreement.

26.
Governing Law. This Agreement shall be construed under and governed by the laws of the State of Florida. Both parties agree that the sole venue for litigation of any dispute arising under this agreement will be in Hillsborough County, Florida.

27.
Advice of Counsel. Independent Contractor expressly acknowledges that he has read and understood all of the terms and provisions of this Agreement and has given due consideration to the terms of this Agreement and he has had the opportunity to discuss all aspects of this Agreement with an licensed attorney before executing this Agreement.

28.
Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and cancels any prior communications, representations, understandings, and agreements, whether verbal or in writing, between the parties. No modifications of or changes to this Agreement shall be binding, nor can any of its provisions be waived, unless agreed to in writing by the parties.

Agreed to and Accepted;

Seafarer Exploration Corp.

By:/s/ Kyle Kennedy

Name: Kyle Kennedy
Title: Chief Executive Officer

Independent Contractor

By: /s/ John de Bry

John de Bry
Historical Research International, LLC